                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                         FIRSTWORLD COMMUNICATIONS, INC.
                                (Name of issuer)

                     SERIES B COMMON STOCK, $.0001 PAR VALUE
                         (Title of class of securities)

                                   337625 30 5

                                 (CUSIP number)

                                DECEMBER 31, 1998
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        / /       Rule 13d-1(b)

        / /       Rule 13d-1(c)

        /x/       Rule 13d-1(d)


                               Page 1 of 5 Pages

-------------------------                              -------------------------
  CUSIP No. 337625 30 5               13G                 Page 2 of 5 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             SHELDON S. OHRINGER
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP     (a)  / /
             (SEE INSTRUCTIONS)
             NOT APPLICABLE                                     (b)  / /
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION:
             UNITED STATES
--------------------------------------------------------------------------------
NUMBER OF                       5    SOLE VOTING POWER:
SHARES                               935,000
BENEFICIALLY                   -------------------------------------------------
OWNED BY EACH                   6    SHARED VOTING POWER:
REPORTING                            NOT APPLICABLE
PERSON WITH:                   -------------------------------------------------
                                7    SOLE DISPOSITIVE POWER:
                                     935,000
                              --------------------------------------------------
                                8    SHARED DISPOSITIVE POWER:
                                     NOT APPLICABLE
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
             935,000
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)            / /
             EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
             5.4%
--------------------------------------------------------------------------------
    12       TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
             IN
--------------------------------------------------------------------------------

ITEM 1(a).   Name of Issuer:

                 FIRSTWORLD COMMUNICATIONS, INC.

ITEM 1(b).   Address of Issuer's Principal Executive offices:

                 7100 E. BELLEVIEW AVENUE, SUITE 210
                 GREENWOOD VILLAGE, COLORADO  80111

ITEM 2(a).   Name of Person Filing:

                  SHELDON S. OHRINGER

ITEM 2(b).   Address of Principal Business Office:

                  7100 E. BELLEVIEW AVENUE, SUITE 210
                  GREENWOOD VILLAGE, COLORADO  80111

ITEM 2(c).   Citizenship:

                  UNITED STATES

ITEM 2(d).   Title of Class of Securities:

                  SERIES B COMMON STOCK

ITEM 2(e).   CUSIP Number:

                  THE CUSIP NUMBER FOR THE SERIES B COMMON STOCK IS 337625 30 5.

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             (a)  / /   Broker or dealer registered under Section 15 of the
                        Exchange Act.
             (b)  / /   Bank as defined in Section 3(a)(6) of the Exchange Act.
             (c)  / /   Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.
             (d)  / /   Investment company registered under Section 8 of the
                        Investment Company Act.
             (e)  / /   An investment adviser in accordance with
                        Rule 13d-1(b)(1)(ii)(E);
             (f)  / /   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);
             (g)  / /   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G);
             (h)  / /   A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;
             (i)  / /   A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the
                        Investment Company Act;
             (j)  / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1(c), check this box. / /


                               Page 3 of 5 Pages

ITEM 4.  Ownership

        (a)  Amount Beneficially Owned: 935,000 SHARES OF SERIES B COMMON STOCK.

        (b)  Percent of Class: 5.4%

        (c)  Number of Shares as to which such person has:

             (i)    sole power to vote or to direct the vote:  935,000.

             (ii)   shared power to vote or to direct the vote: 0

             (iii) sole power to dispose or to direct the disposition of: 935,000.

             (iv)   shared power to dispose or to direct the disposition of:  0

ITEM 5. Ownership of Five Percent or less of a Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following   / /

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person:

          NOT APPLICABLE.

ITEM 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

          NOT APPLICABLE.

ITEM 8.   Identification and Classification of Members of the Group:

          NOT APPLICABLE.

ITEM 9.   Notice of Dissolution of Group:

          NOT APPLICABLE.

ITEM 10.  Certification:

          NOT APPLICABLE.


                               Page 4 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1999


                                                /s/      SHELDON S. OHRINGER
                                            ------------------------------------
                                                         Sheldon S. Ohringer



                               Page 5 of 5 Pages